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                  SUBSCRIPTION AGREEMENT WITHOUT CASH ESCROW

          For and in consideration of the mutual agreements herein contained, _______________ (the "Subscriber") hereby agrees to purchase from LEVCO Series Trust (the "Trust") a Delaware business trust, and the Trust agrees to sell to Subscriber, shares of beneficial interest ("Shares"), $0.001 par value, of the Trust, representing interests in LEVCO Equity Value Fund (the "Fund"), having an aggregate net asset value of $_________ dollars a Share, upon the following terms and conditions:

          The Subscriber agrees to pay $______ dollars to the Fund upon demand for the purchase of Shares.

          The Fund will not issue any securities or receive any of the proceeds of this subscription until subscriptions identical in form to this one have been made by not more than 25 persons (which persons shall include the Subscriber) to purchase from the Fund securities for an aggregate net amount which, plus the Fund's then net worth, will equal at least $100,000.

          Unless such aggregate net amount is paid to the Fund and the Fund then has $100,000 of net worth on or within 90 days after the date on which the registration statement filed under the Securities Act of 1933, as amended, with respect to the Trust's capital stock becomes effective (the "Effective Date"), this subscription shall become null and void and the full amount paid in by the Subscriber will be refunded to the Subscriber on demand without any deduction.

          In the event that such aggregate net amount of cash has been paid in and the Fund has a net worth of at least $100,000 on or within 90 days after the Effective Date, then this subscription shall be in full force and effect and the Fund may retain all funds tendered to it.

          The Subscriber agrees that the Shares are being purchased for investment and has no present intention of reselling or redeeming the Shares.

          It is understood that said aggregate net amount will be paid in to the Fund before any subscriptions for Shares will be accepted from any persons in excess of 25.

                                        [Name of Subscriber]

                                        By:
                                           ---------------------
                                             Name:
                                             Title:


                                        LEVCO Series Trust

                                        By:
                                           ---------------------
                                             Name:
                                             Title: